PEGA NEWS [Pega Logo]

Pegasystems Appoints Rafe Brown Chief Financial Officer

and Chief Administrative Officer

CAMBRIDGE, Mass. - September 3, 2013 - Pegasystems Inc. (NASDAQ: PEGA), the leader in Business Process Management (BPM) and a leading provider of Customer Relationship Management (CRM) solutions, today announced that the company has appointed Rafeal E. Brown, age 45, to the positions of Chief Financial Officer, Chief Administrative Officer, and Senior Vice President. Mr. Brown will lead Pegasystems' Finance, Legal, IT, and Facilities operations.

Mr. Brown is a finance veteran with over 20-years experience. He was previously a Senior Vice President in the finance group at Salesforce.com, a leading provider of cloud computing software applications. Over the course of his nine years with Salesforce.com, Mr. Brown led the treasury and tax functions, real estate, and collections teams. Prior to Salesforce, he worked at Cisco Systems, a leading provider of networking technologies.  Mr. Brown began his career with Arthur Andersen in 1991.

Mr. Brown is a certified public accountant. He graduated from Southern Utah University with a Bachelor's Degree in accounting and earned a Master's Degree in accounting from Brigham Young University. Mr. Brown will assume his duties at Pegasystems in early October.

"Rafe's extensive experience applying financial insight into operations will be a tremendous asset to Pegasystems as we continue to build a growth culture across our company," said Alan Trefler, Pegasystems Founder and CEO. "Our leadership team will especially benefit from his proven ability to help manage high levels of growth in the technology industry."

"I am excited to join Alan and the Pegasystems team. They have demonstrated a unique commitment to innovation and customer success that are a fantastic foundation for the future," said Rafe Brown. "Pegasystems' market leadership and strong financial outlook are a great combination. I look forward to my role in leveraging financial and administrative functions to contribute to the continued growth and success of the organization."

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About Pegasystems

Pegasystems Build for Change® technology is the heart of better business software. It delivers business agility and empowers leading organizations to rapidly close execution gaps and seize new opportunities. Pegasystems is the recognized leader in business process management and is also ranked as a leader in customer relationship management software by leading industry analysts. For more information, please visit us at www.pega.com.

Press Contacts:

Brian Callahan Christa Conte

Pegasystems Inc. Hotwire PR

brian.callahan@pega.com christa.conte@hotwirepr.com

(617) 866-6364 (646) 738-8962

Twitter: @pega

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